EXHIBIT II

                  SENECA FOODS CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE

                      (In thousands except share data)




                                     Three Months Ended    Nine Months Ended
                                     ------------------    -----------------
                                      4/30/94     5/1/93   4/30/94    5/1/93
                                      -------     ------   -------    ------

Net Earnings Applicable to Common Stock:

  Net Earnings                      $    1,857 $     252 $   7,472 $     559
  Deduct Preferred Cash Dividends            6         6        17        17
                                     ---------  --------  --------  --------
    Net Earnings Applicable to
      Common Stock                  $    1,851 $     246 $   7,455 $     542
                                     =========  ========  ========  ========

Weighted Average Common
  Shares Outstanding                 2,861,465 3,085,333 2,933,021 3,090,888
Effect of Common Stock Equivalent            -         -         -         -
                                     --------- --------- --------- ---------
Weighted Average Common Shares Out-
  standing for Primary               2,861,465 3,085,333 2,933,021 3,090,888
                                     ========= ========= ========= =========
Primary and Fully Diluted
  Earnings Per Share                 $     .65  $    .08 $    2.54 $     .18
                                     =========  ======== ========= =========